Exhibit 99.1

FireEye Names Industry Veteran Michael Berry Senior Vice President and CFO,

Adds Tesla Finance Executive Deepak Ahuja to Board of Directors

Company Continues to Strengthen Management Team Following Appointment of New CTO,

President of Global Government, and Senior Vice President of Cloud Analytics Engineering

MILPITAS, CA – September 8, 2015 – FireEye, Inc. (NASDAQ: FEYE), the leader in stopping today’s advanced cyber attacks, today announced that industry veteran Michael Berry has been appointed senior vice president and chief financial officer. Berry, who will report to FireEye CEO and Chairman David DeWalt, is expected to join the company on September 21.

Berry has held a number of senior finance positions in the technology industry, most recently serving as executive vice president and chief financial officer of Informatica Corporation, the world’s leading independent provider of enterprise data integration software and services. Berry oversaw finance, investor relations, information technology and legal for Informatica, which reported revenues of $1.05 billion in 2014.

Berry earlier led finance and other operations for a number of technology companies, including IO, SolarWinds, and i2 Technologies. As chief financial officer for IO, a leading provider of data centers as a service to businesses and governments worldwide, Berry headed finance, planning, accounting, and enterprise IT in a period of high-growth and product expansion for the business. SolarWinds achieved strong revenue growth and reported non-GAAP operating profit of greater than 50 percent for eleven straight quarters during Berry’s tenure as executive vice president and chief financial officer.

FireEye also announced that Deepak Ahuja, Tesla’s first CFO, has joined the FireEye board of directors. Ahuja has overseen finance at Telsa while it emerged as a leader in accelerating the world’s transition to sustainable transport. Prior to joining Tesla, Ahuja had 15 years of global automotive finance experience at Ford, where he held various leadership positions. In 2014, Ahuja was named Bay Area CFO of the Year among large public companies by San Francisco Business Times, and he was named CFO of the Year among small public companies by Silicon Valley Business Journal in 2010.

“Mike has an extraordinary track record of financial management success with high-growth, publicly held companies in strategic segments of the technology industry,” said DeWalt. “This experience and perspective will be invaluable as FireEye moves forward to extend its leadership in advanced threat protection with continued investments in innovation while driving long-term profitability.

“Deepak brings to our board insights he gained as Tesla established its presence as a disruptive force in the automotive world,” said DeWalt. “The addition of Mike and Deepak reflects the steps FireEye is taking to grow its leadership team as we expand our reach and influence in the cyber security market.”

“I am very excited to join FireEye and work with Dave and the rest of the management team to help drive the next phase of the company’s growth,” said Berry. “FireEye has achieved tremendous business momentum while emerging as an innovator in advanced threat detection. I look forward to building on this success to support FireEye in its journey to $1 billion in revenue and beyond.”

Berry will replace Frank Verdecanna, who will conclude his service as interim chief financial officer and continue to serve as FireEye’s vice president of finance.

“I would like to thank Frank for the excellent job he has done as interim chief financial officer over the past month,” said DeWalt. “We expect a seamless transition as Mike steps into the leadership position with our finance team.”

Berry’s appointment as senior vice president and CFO is the most recent in a number of moves that strengthen the FireEye management team.

Last month, David Ramirez joined FireEye as president of global government. Ramirez oversees sales strategy and execution for FireEye’s global government business, the company’s largest vertical market segment. Ramirez, who reports to FireEye Senior Vice President of Worldwide Sales John McGee, directly manages U.S. government sales and partners with FireEye regional sales management in Europe and Asia.

Earlier this summer, Grady Summers was named senior vice president and chief technology officer (CTO). A former chief information security officer (CISO) of General Electric and principal at Ernst & Young, Summers joined FireEye when the company acquired Mandiant in December 2013, and he was responsible for establishing the FireEye cloud analytics operations and Threat Analytics Platform™. The company also announced that Vijaya Kaza, formerly a leader of Cisco’s security business, had joined FireEye and taken on Summers’ previous responsibilities as senior vice president of cloud analytics engineering.

“These management additions come at an important stage in FireEye’s growth,” said DeWalt. “FireEye is well positioned as the threat landscape continues to evolve, with accelerating growth, increasing market share, an expanding portfolio of products, new strategic partnerships, and a strong financial position. We’re committed to strengthening our management team to help continue this momentum and bring our unmatched combination of cyber security technology, intelligence and expertise to more organizations worldwide.”

About FireEye, Inc.

FireEye has invented a purpose-built, virtual machine-based security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber attacks. These highly sophisticated cyber attacks easily circumvent traditional signature-based defenses, such as next-generation firewalls, IPS, anti-virus, and gateways. The FireEye Threat Prevention Platform provides real-time, dynamic threat protection without the use of signatures to protect an organization across the primary threat vectors and across the different stages of an attack life cycle. The core of the FireEye platform is a virtual execution engine, complemented by dynamic threat intelligence, to identify and block cyber attacks in real time. FireEye has over 3,700 customers across 67 countries, including over 675 of the Forbes Global 2000.

Investor Contact

Kate Patterson

FireEye, Inc.

kate.patterson@fireeye.com

408-321-4957

Media Contact

Vitor De Souza

FireEye, Inc.

vitor.desouza@fireeye.com

415-699-9838

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